Exhibit (10)(ooo)

[Execution Copy]

AMENDED AND RESTATED

OPERATING AGREEMENT

FOR

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

By and Between

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.,

and

EXPERIAN INFORMATION SOLUTIONS, INC.

Dated as of December 31, 2009

TABLE OF CONTENTS1/

1/	This Table of Contents is provided for convenience only, and does not form a part of the attached Amended and Restated Operating Agreement.

i

5.07	Form of Distribution	21
5.08	Restriction on Distributions	21
5.09	Return of Distributions	22
5.10	Withholding Taxes	22

ARTICLE VI	MEMBERSHIP INTEREST TRANSFER RESTRICTIONS	23

6.01	Transfer Restrictions	23
6.02	Further Restrictions on Transfer of Interests	23
6.03	Void Transfer	23
6.04	Permitted Transfers	24
6.05	Third-Party Offers	25
6.06	Special Sale Right	26

ARTICLE VII	BUSINESS OPPORTUNITIES	26

ARTICLE VIII	CONSEQUENCES OF DISSOLUTION EVENTS; TERMINATION OF MEMBERSHIP INTEREST	27

8.01	Dissolution Event	27
8.02	Withdrawal	27
8.03	Purchase Price	28
8.04	Notice of Intent to Purchase	28
8.05	Purchase Pro Rata	28
8.06	Winding Up the Company	28
8.07	Final Statement	29

ARTICLE IX	BOOKS AND RECORDS; TAX RETURNS; ACCESS BY MEMBERS	29

9.01	Company Books and Records	29
9.02	Tax Returns	29
9.03	Inspection, Audit and Copies of Records	30
9.04	Access	30

ARTICLE X	MISCELLANEOUS	30

10.01	Specific Performance	30
10.02	Amendments and Modifications	30
10.03	Notices	31
10.04	Attorneys’ Fees	32
10.05	Further Assurances	32
10.06	Counterparts	32
10.07	Governing Law	32
10.08	Successors	32
10.09	Severability	33
10.10	Entire Agreement	33
10.11	Confidentiality	33

ii

AMENDED AND RESTATED OPERATING AGREEMENT FOR FIRST AMERICAN REAL ESTATE SOLUTIONS LLC, a California limited liability company (the “Company”), dated as of December 31, 2009, by and between FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC., a California corporation (“FAREISI”), and EXPERIAN INFORMATION SOLUTIONS, INC., an Ohio corporation (“Experian”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Contribution and Joint Venture Agreement, dated as of November 30, 1997, by and among First American Appraisal Services, Inc., a California corporation, First American Appraisal Consulting Services, Inc., a California corporation, First American CREDCO, Inc., a Washington corporation, First American Field Services, Inc., a New Jersey corporation, First American Flood Data Services, Inc., a Texas corporation, First American Property Services, Inc., a New York corporation, First American Real Estate Tax Service, Inc., a Florida corporation, Pasco Enterprises, Inc., a Texas corporation, Prime Credit Reports, Inc., a California corporation, Property Financial Services of New England, Inc., a Delaware Corporation, Docs Acquisition Corp., a Nevada corporation, Strategic Mortgage Services, Inc. (Texas), a Texas Corporation (the foregoing entities, collectively, the “First American Companies”), The First American Corporation, a California corporation (“First American”), FAREISI and Experian, as amended and restated by the Amended and Restated Contribution and Joint Venture Agreement, dated on or about the date hereof, by and among First American, FAREISI and Experian (as amended, supplemented or otherwise modified from time to time, the “JV Agreement”), FAREISI, the First American Companies and Experian entered into that certain Operating Agreement of the Company, dated as of November 30, 1997 (the “Original Operating Agreement”);

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Agreement of Amendment dated as of June 30, 2003 (the “First Amendment”) pursuant to which, among other things, the Original Operating Agreement was amended;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Second Agreement of Amendment dated as of September 23, 2003 (the “Second Amendment”) pursuant to which, among other things, the Original Operating Agreement was further amended;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) Experian and the Company are parties to that certain Omnibus Agreement dated as of March 22, 2005, as amended and restated by that certain Amended and Restated Omnibus Agreement dated as of June 22, 2005, as further amended by that certain Amendment No. 1 to Amended and Restated Omnibus Agreement dated as of November 10, 2009 (as so amended and restated and further amended, the “Omnibus Agreement”) pursuant to which, among other things, the Original Operating Agreement was further amended and the Parties entered into certain arrangements with regard to the Company;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Fourth Agreement of Amendment dated as of

February 1, 2007 (the “Fourth Amendment”) pursuant to which, among other things, the Original Operating Agreement was further amended;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Fifth Agreement of Amendment dated as of November 10, 2009 (the “Fifth Amendment”) pursuant to which, among other things, the Original Operating Agreement was further amended (the Original Operating Agreement, as amended by the First Amendment, the Second Amendment, the Omnibus Agreement, the Fourth Amendment and the Fifth Amendment is hereinafter referred to as the “Existing Operating Agreement”);

WHEREAS, each of the First American Companies has merged with and into FAREISI or their rights and obligations have otherwise been assumed by FAREISI; and

WHEREAS, FAREISI and Experian desire to amend and restate the Existing Operating Agreement as provided herein.

NOW, THEREFORE, the parties hereto hereby amend and restate the Existing Operating Agreement in its entirety as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerated Call Closing Date” has the meaning set forth in the JV Agreement.

“Accelerated Put Closing Date” has the meaning set forth in the JV Agreement.

“Act” means the Beverly-Killea Limited Liability Company Act, codified in the Corporations Code, Section 17000 et seq., as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting thereto any amounts which such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations §1.704-2(g)(1) and §1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Date” has the meaning set forth in Section 2.02(g) hereof.

“Affiliate” means and includes, with reference to any Person, any other Person, other than the Company, Controlling, Controlled by or under common Control with such Person.

“Agreement” means this Amended and Restated Operating Agreement, as the same may be amended, modified and/or supplemented from time to time.

“Articles” means the Articles of Organization for the Company originally filed with the California Secretary of State and as amended from time to time.

“Bankruptcy” means, with respect to any Person, the occurrence of one or more of the following events: (i) such Person commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) an involuntary case is commenced against such Person and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of, such Person; (iv) such Person commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; (v) there is commenced against such Person any such proceeding which remains undismissed for a period of 60 days; (vi) such Person is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (vi) such Person suffers the appointment of a custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (vii) such Person makes a general assignment for the benefit of creditors; or (viii) any corporate or partnership action is taken by such Person for the purpose of effecting any of the foregoing.

“Break-up Fee” has the meaning set forth in Section 6.06 hereof.

“Business Day” means any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of California.

“By-Laws” means the By-Laws as initially adopted by the Management Committee and as the same may be amended from time to time.

“Call Closing Date” has the meaning set forth in the JV Agreement.

“Call Option” has the meaning set forth in the JV Agreement.

“Call Price” has the meaning set forth in the JV Agreement.

“Capital Account” means with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 2.02(b).

“Capital Contribution” means, with respect to any Member, the total amount of cash and the fair market value of property contributed (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) to the Company by such Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of any succeeding law.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Development Opportunity” means any business opportunity related to real estate lending specifically involving the acquisition, development, construction, operation or management of appraisal services, flood compliance, real estate tax reporting, tax certification, tax outsourcing, mortgage assignments, tax valuation, real property field services and real estate transaction document preparation. For the avoidance of doubt “Company Development Opportunity” does not include businesses of the type currently conducted on the date hereof by Data Tree LLC, First Indian Corporation, Private Limited, Smart Title Solutions LLC, Data Trace Information Services LLC, Accu-Search, Inc., Data Trace Abstractor Services LLC, Title Records, Inc., Signature Information Solutions LLC, First American Real Estate Solutions II LLC, Data Trace Information Services II LLC or The Hyper-Abstract Corporation, including, without limitation, title plant maintenance, acquisition or marketing, the creation, compilation or sale of imaged documents and the abstracting of real estate related and other records.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in the Regulations §s 1.704-2(b)(2) and 1.704-2(d).

“Control” means the power to vote more than 50% of the Voting Interests of an Entity or to otherwise control the management and affairs of such Entity (including by way of the power to veto any material act or decision). Controlled and Controlling shall have co-relative meanings.

“CoreLogic” means First American CoreLogic, Inc., a Delaware corporation.

“Corporations Code” means the California Corporations Code, as amended from time to time, and the provisions of succeeding law.

“Covered Period” has the meaning set forth in Section 5.06(a)(ii)(1) hereof.

“Dissolution Event” means, with respect to any Member, the withdrawal from this Agreement, the Bankruptcy, the dissolution or the termination of such Member.

“Distributable Cash” means the amount of cash which the Management Committee deems available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due, and working capital and other amounts which the Management Committee deems necessary for the Company’s business or to place into reserves for customary and usual claims with respect to such business.

“Entity” means any Person that is not a natural Person.

“Experian” has the meaning set forth in the introductory paragraph of this Agreement.

“Experian Managers” has the meaning set forth in Section 4.02(a) hereof.

“Experian Transaction Expenses” has the meaning set forth in Section 6.06 hereof.

“FAREISI” has the meaning set forth in the introductory paragraph of this Agreement; provided, however that from and after any transfer of a Membership Interest pursuant to the second sentence of 6.04(b), “FAREISI” shall be deemed to refer to any transferee pursuant to such transfer so long as it remains a Member.

“FAREISI Managers” has the meaning set forth in Section 4.02(a) hereof.

“First Advantage” means First Advantage Corporation, a Delaware corporation.

“First American” has the meaning set forth in the first WHEREAS clause of this Agreement.

“First American Companies” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Former Member” has the meaning set forth in Section 8.01 hereof.

“Former Member’s Interest” has the meaning set forth in Section 8.01 hereof.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis and reasonable under the circumstances.

“JV Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Major Decision” has the meaning set forth in Section 4.03 hereof.

“Manager” has the meaning set forth in Section 4.01 hereof.

“Management Committee” means the Management Committee of the Company.

“Member” means each Person who (a) is an initial signatory to this Agreement or has been admitted to the Company as a Member in accordance with the Articles or this Agreement and (b) has not become the subject of a Dissolution Event or ceased to be a Member in accordance with Article VIII or for any other reason.

“Member Minimum Gain” means an amount, determined in accordance with Regulations § 1.704-2(i)(3) with respect to any Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Regulations § 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Regulations § 1.704-2(i).

“Membership Interest” means a Member’s entire interest in the Company, including, without limitation, the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

“Net Profits” and “Net Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the fair market value of any Company asset is adjusted in accordance with Section 2.02(c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the asset disposed of under Treasury Regulations § 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset differs from such book value; and

(e) notwithstanding any other provision of this definition, any items which are allocated under Section 5.02 shall not be taken into account in the computation of “Net Profit” or “Net Loss.”

“Nonrecourse Deduction” has the meaning given to such term in Regulations § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Regulations § 1.704-2(b)(3).

“Offer” has the meaning set forth in Section 6.04(c) hereof.

“Offered Interest” has the meaning set forth in Section 6.04(c) hereof.

“Offering Price” has the meaning set forth in Section 6.04(c) hereof.

“Offer Notice” has the meaning set forth in Section 6.04(c) hereof.

“Offer Rejection” has the meaning set forth in Section 6.04(d) hereof.

“Offer Terms” has the meaning set forth in Section 6.04(c) hereof.

“Percentage Interest” means, with respect to a Member, the percentage set forth in Section 2.02(f) with respect to such Member, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

“Permitted Transfer” has the meaning set forth in Section 6.04(a) hereof.

“Permitted Transferee” has the meaning set forth in Section 6.04(a) hereof.

“Person” means and includes any individual, partnership, association, joint stock company, joint venture, corporation, trust, limited liability company, unincorporated organization or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Prime Rate” means, as of any date of determination, the per annum rate of interest specified as the Prime Rate in The Wall Street Journal published on such date, provided that for any date on which the Wall Street Journal is not published, “Prime Rate” means the per annum rate of interest specified as the Prime Rate in The Wall Street Journal last published before such date.

“Proposed Transferee” has the meaning set forth in Section 6.04(c) hereof.

“Put Closing Date” has the meaning set forth in the JV Agreement.

“Put Option” has the meaning set forth in the JV Agreement.

“Put Price” has the meaning set forth in the JV Agreement.

“Regulations” shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Remaining Members” has the meaning set forth in Section 8.01 hereof.

“Requested Amount” has the meaning set forth in Section 4.04(b) hereof.

“Secretary” means the Secretary of the Company appointed by the Management Committee.

“Special Put Closing Date” has the meaning set forth in the JV Agreement.

“Special Put Option” has the meaning set forth in the JV Agreement.

“Spin-off Successor” has the meaning set forth in the JV Agreement.

“Tax Allowance Amount” means, with respect to any Member, 40% (which percentage the Management Committee may from time to time hereafter, upon the unanimous vote of the Managers, adjust to reflect material changes in tax rates) of the greater of (A) such Member’s share of the estimated net taxable income allocable to such Member arising from its ownership of an interest in the Company or (B) such Member’s share of Net Profits, in either case, after subtracting from (A) or (B), as the case may be, the Company’s equity in the earnings of First Advantage and after subtracting the net profits of CoreLogic (to the extent otherwise included in net taxable income or Net Profits, as the case may be), plus any dividends paid by First Advantage and CoreLogic to the Company, in each case for the period for which such payment of taxes is being made.

“Third-Party Offer” has the meaning set forth in Section 6.05 hereof.

“Third-Party Terms” has the meaning set forth in Section 6.05 hereof.

“Transfer” means any sale, transfer, assignment, donation, pledge, hypothecation, encumbrance or other disposition in any manner whatsoever, voluntarily or involuntarily, including, without limitation, any attachment, assignment for the benefit of creditors or transfer by operation of law or otherwise.

“Transfer Notice” has the meaning set forth in Section 6.04(e) hereof.

“Voluntary Loans” has the meaning set forth in Section 4.05(a) hereof.

“Voting Interest” means with respect to any Entity, any equity interest of such Entity having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Entity (irrespective of whether at the time any other class or classes of equity interest of such Entity shall have or might have voting power by reason of the happening of any contingency).

1.02 Construction.

(a) To the fullest extent permissible, each of FAREISI, Experian and the Company hereby waives such provisions of the Corporations Code as are inconsistent with the terms hereof.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and subsection references are to this Agreement unless otherwise specified.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) The meanings given to terms used herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The Table of Contents hereto and the Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(f) This Agreement is the result of negotiations between the Members and has been reviewed by counsel to the Members and is the product of both Members. Accordingly, this Agreement shall not be construed against any Member merely because of such Member’s involvement in its preparation.

ARTICLE II

ORGANIZATIONAL MATTERS

2.01 Formation of the Company. The Members formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into the Original Operating Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.02 Capital Contributions; Membership Interests.

(a) First American and FAREISI have previously caused the First American Companies to contribute to the Company certain assets and liabilities as their respective initial Capital Contribution. Experian has previously contributed to the Company certain assets and liabilities as its initial Capital Contribution. No Member shall be required to make any additional Capital Contributions; provided, however, that the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, only in accordance with the provisions of Section 4.04.

(b) The Company shall establish and maintain a separate Capital Account for each Member in accordance with Regulations § 1.704-1(b)(2)(iv). Without limiting the foregoing, each Member shall receive a credit to its Capital Account in the amount of (i) the amount of any Capital Contribution made in cash, (ii) the fair market value (net of liabilities that the Company is considered to assume, or take subject to, under Section 752 of the Code) of any Capital Contribution made in property other than cash, and (iii) allocations to such Member of Net Profits. Each Member’s Capital Account shall be debited with (i) the amount of any cash and the fair market value of property distributed to such Member (net of liabilities that such Member is considered to assume or take subject to Section 752 of the Code), all as may be determined in accordance with this Agreement, and (ii) allocations of Net Losses. If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations § 1.704-1(b)(2)(iv)(l). If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its fair market value and the proceeds distributed. Upon liquidation and winding-up of the Company, any unsold Company property shall be valued to determine the gain or loss which would result if such property were sold at its fair market value at the time of such liquidation. The Capital Accounts of the Members shall be adjusted to reflect how any such gain or loss would have been allocated under Article V if such property had been sold at the assigned values. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations § 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

(c) The Capital Accounts of the Members shall be increased or decreased in accordance with Regulations § 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company or in all events in connection with an adjustment to Percentage Interests pursuant to Section 2.02(h).

(d) Except as provided herein, no Member shall be entitled to receive any interest or other earnings on its Capital Contributions.

(e) Except upon the dissolution of the Company or as may be specifically provided in this Agreement, no Member shall have the right to demand or receive the return of all or any part of its Capital Account or its capital contributions to the Company.

(f) The Percentage Interests of the Members as of the date of this Agreement are 80% with respect to FAREISI and 20% with respect to Experian.

(g) Notwithstanding anything to the contrary contained in this Agreement, on or prior to the earlier of December 31, 2010 and the date on which the Put Option or the Call Option is exercised (such earlier date, the “Adjustment Date”), without the prior written consent of Experian:

(1) Experian shall not be required to make additional Capital Contributions in order to maintain its Percentage Interest of 20%, and,

(2) no Capital Contribution made by any other Member shall cause Experian’s Percentage Interest to be decreased below 20%.

(h) In the event that a Member makes one or more Capital Contributions after the date of this Agreement and on or prior to the Adjustment Date pursuant to Section 4.04(a), on the day after the Adjustment Date, the Percentage Interest of each Member shall be adjusted by the Management Committee to reflect the relative proportions of the Capital Accounts of the Members. Such adjustment shall be made by: first, adjusting the Capital Accounts of all Members to reflect the fair market value of the Company’s tangible and intangible assets (including goodwill) and shall include any unrealized income, gain, loss or deduction in

Company assets immediately prior to the additional Capital Contributions; second, determining relative proportions of the Capital Accounts, taking into account the new Capital Contributions; and third, adjusting the Percentage Interests to reflect the relative portions of the Capital Accounts as so adjusted. In the event that (i) one or more Capital Contributions are made by Members other than Experian after the date of this Agreement and prior to December 31, 2010 and (ii) the Put Option or the Call Option is not exercised on or before December 31, 2010, Experian shall have the right, exercisable once and payable to the Company in cash no later than January 31, 2011, to make a catch up Capital Contribution to the Company in order to maintain its Percentage Interest at 20%, the amount of which shall be reasonably determined in good faith by the Management Committee.

2.03 Name of the Company. The name of the Company shall be “First American Real Estate Solutions LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Management Committee deems appropriate or advisable. Notwithstanding the preceding sentence, at the sole written direction of a FAREISI Manager to the Company, the Company shall remove references to “First American” from the Company’s name, websites, brochures, stationary and other written materials as soon as practicable and the Company shall cease using the name “First American” in the conduct of its business. The Managers shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Management Committee considers appropriate or advisable. Notwithstanding the foregoing, the Company shall not use the name “Experian” in the conduct of its business except as otherwise agreed to in writing by Experian.

2.04 Term. Unless terminated as hereinafter provided, this Agreement shall continue in perpetuity.

2.05 Principal Office and Registered Agent. The Company shall continuously maintain an office and registered agent in the State of California. The principal office of the Company shall be located at 1 First American Way, Westlake, Texas 76262 or as the Management Committee may otherwise determine. The Company may also have such offices, anywhere within and without the State of California, as the Management Committee may determine from time to time, or the business of the Company may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Management Committee.

2.06 Addresses of the Members and the Managers. The respective addresses of the Members and the Managers shall be as set forth in the books and records of the Company. A Member shall notify the Management Committee of any change in its address by delivering written notice thereof to the Management Committee at 1 First American Way, Westlake, Texas 76262.

2.07 Purpose and Business of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act.

ARTICLE III

THE MEMBERS

3.01 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

3.02 Admission of Additional Members. Except for the admission of substitute Members in accordance with Article VI, no additional Members shall be admitted to the Company.

3.03 Termination of Membership Interest. Upon (a) the transfer of a Member’s Membership Interest in violation of Article VI or (b) the occurrence of a Dissolution Event as to such Member which does not result in the dissolution of the Company under Article VIII, the Membership Interest of a Member shall be terminated by the Management Committee and thereafter that Member shall be entitled only to the amounts set forth in Section 8.03. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

3.04 Absence of Management Powers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Management Committee, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

3.05 Unanimous Consent of Members. Notwithstanding Section 3.04 and Article IV, the following matters shall require the unanimous vote, approval or consent of all Members who are not the subject of a Dissolution Event:

(a) a decision to dissolve the Company or voluntarily terminate this Agreement or voluntarily commence a case concerning itself under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect;

(b) a decision to continue the business of the Company after the occurrence of a Dissolution Event;

(c) any amendment of the Articles other than an amendment that removes the words “First American” from the name of the Company;

(d) prior to the date on which the Put Option or Call Option is exercised, any amendment of the By-Laws;

(e) except as otherwise provided in Section 10.02, any amendment of this Agreement; and

(f) a decision to compromise the obligation of a Member to make a Capital Contribution or return money or property paid or distributed in violation of the Act.

ARTICLE IV

MANAGEMENT COMMITTEE; MAJOR DECISIONS

4.01 Management By Management Committee. The business, property and affairs of the Company shall be managed exclusively by the Management Committee. The Management Committee shall consist of ten managers (each, a “Manager”). Except for situations in which the approval of the Members is expressly required by the Articles, the Act or this Agreement, the Management Committee shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs. Without limiting the generality of the foregoing, but subject to the express limitations set forth elsewhere in this Agreement, the Management Committee shall have the power to exercise on behalf and in the name of the Company all of the powers described in Corporations Code Section 17003.

4.02 Management Committee Representation; Officers.

(a) So long as Experian shall own at least a 10% Membership Interest in the Company, the number of Managers of the Company shall be ten, and FAREISI shall designate eight Managers (the “FAREISI Managers”) and Experian shall designate two Managers of the Company (the “Experian Managers”). FAREISI shall be entitled to remove or replace any FAREISI Manager in its sole discretion upon written notice to Experian and the Company. Experian shall be entitled to remove or replace any Experian Manager in its sole discretion upon written notice to FAREISI and the Company. Each Manager of the Company so designated shall hold office, subject to the applicable provisions of the Articles and By-Laws of the Company, until the next annual meeting of the Members and until their respective successors shall be duly elected or appointed and qualified. Each member of the Management Committee shall have one vote, and the vote of the majority of the members of the Management Committee participating in a meeting of the Management Committee (subject to the quorum requirements set forth in the By-Laws) shall constitute the act of the Management Committee, unless otherwise expressly set forth herein.

(b) The Members acknowledge that the Managers are appointed to represent and serve the interests of the Members who appointed such Managers. The Members agree that no such Manager shall have any liability (including, without limitation, for any claim of breach of fiduciary duty) to the Company or to any Member as a result of taking any action as a Manager, or as an officer or director of a Member, which action the Manager reasonably believes to be in the best interests of the Member he or she represents.

4.03 Major Decisions. So long as Experian shall own at least a 10% Membership Interest in the Company, and subject to the provisions of Sections 4.04 and 4.05 below, the Company shall not take, or permit to occur, any action which would constitute a Major Decision without the prior written consent of the Experian Managers. Notwithstanding the preceding sentence, if the Company seeks the written consent of the Experian Managers to take, or permit to occur, any action which would constitute a Major Decision and the Experian Managers fail to respond to such consent request by the thirtieth (30th) day after such written consent is delivered to the Experian Managers via registered mail, return receipt requested, then the Company shall, without further action, be entitled to take, or permit to occur, any such action. Each of the following acts, events or occurrences shall constitute a “Major Decision”:

(a) any acquisition by the Company of any business of another Person, or of any property, securities, rights or other assets in one or a series of related transactions if the consideration for such acquisition exceeds, in the aggregate, US $15,000,000;

(b) any sale, transfer or other disposition of assets of the Company, other than in the ordinary course of business, with a fair market value at the time of such sale, transfer or disposition exceeding, in the aggregate, US $15,000,000;

(c) the adoption, filing or amendment of any designation of rights, preferences and privileges with respect to any equity security of the Company;

(d) the issuance, redemption or repurchase by the Company of any Membership Interest or any other equity security of the Company to any Person;

(e) other than Voluntary Loans, the borrowing of any sums of money;

(f) the creation of any liens or encumbrances on any of the Company’s assets, other than the creation of liens and encumbrances (i) securing borrowings permitted under paragraph (e) above; (ii) liens for taxes not yet due, or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; (iii) liens in respect of property or assets of the Company imposed by law, which were incurred in the ordinary course of business, including without limitation, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien; (iv) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; or (v) constituting purchase money security interests;

(g) except as provided in paragraphs (a) and (b) of this Section 4.03, any loan or other use of the Company’s assets with a fair market value in excess of $5,000,000 to, or the Company making an investment in, any Person not a Member or an Affiliate of a Member; provided, however, the Company may loan or permit the use of the Company’s assets if the fair market value thereof does not singularly or in the aggregate exceed $5,000,000;

(h) any change in the character of the business of the Company or the undertaking of any new ventures or transactions or the engaging in any type of business not incidental and directly related to the Company’s present business;

(i) the sale or other disposition of all or substantially all of the assets and property of the Company;

(j) the merger or consolidation of the Company with or into any other limited liability company or any corporation or other entity;

(k) except as contemplated by Sections 4.04 and 4.05, any transaction, whether or not evidenced by a written agreement, between the Company, on the one hand, and First American or the Spin-off Successor, as the case may be, or its Affiliates, on the other hand, involving estimated consideration in excess of $2,000,000 over any twelve-month period (each, an “Affiliate Transaction”); and

(l) any determination by the Company to require that each of First American or the Spin-off Successor, as the case may be, and Experian provide a guaranty to a third party; provided that if the Experian Managers fail to consent to a request for such guaranties, then FAREISI and its Affiliates (including, without limitation, First American or the Spin-off Successor, as the case may be) shall nevertheless have the right, but not the obligation, to provide any such guaranties upon such terms and conditions as they (or any of them) shall determine in their (or its) sole and absolute discretion.

Each Affiliate Transaction must be an arm’s length transaction (assuming relatively equal bargaining power between the parties) and must be fair to the Company and all its Members from an economic perspective in light of all the facts and circumstances existing at the time the Affiliate Transaction is entered into. FAREISI shall deliver to Experian, within thirty days after the conclusion of each fiscal quarter, a summary of all Affiliate Transactions entered into or consummated during such fiscal quarter, in reasonable detail including a description of the transaction and the consideration paid and received by FARES in connection with such transaction.

4.04 Additional Capital.

(a) Upon the approval of any acquisition described in clause (a) of Section 4.03 in accordance with the provisions of Section 4.03, any action thereafter necessary or desirable in respect of such acquisition and any additional terms of such acquisition (including, without limitation, the source and the nature of the capital needed, if any), may be approved by the affirmative vote of a majority of the Managers (whether or not such majority includes the Experian Managers). Without limiting the generality of the foregoing, if, in connection with any such approved acquisition, the Management Committee shall determine that additional capital is required by the Company, the Management Committee may request that each of the Members contribute such additional capital in proportion to the Percentage Interests then held by each of them; provided, however, that on or prior to the Adjustment Date, Experian shall not be required to make additional Capital Contributions in order to maintain its Percentage Interest of 20% and FAREISI shall be permitted to make additional Capital Contributions in excess of its Percentage

Interest so long as such Capital Contributions do not result in any decrease in Experian’s Percentage Interest below 20%. Subject to clause (b) below, the Company shall accept from each of FAREISI and Experian a contribution only in the full amount of its share of the additional capital requested. The contribution shall be in such form, cash or otherwise, as the Management Committee shall determine.

(b) Upon receipt by Experian after the Adjustment Date of any request from the Management Committee for an additional capital contribution pursuant to clause (a) above, Experian shall have the option to contribute or decline to contribute such additional capital by delivering a written notice to the Company and FAREISI specifying its election not more than 30 days after its receipt of such request for additional capital (it being understood and agreed that if such written notice is not delivered within the 30 day period provided, Experian shall be deemed to have elected not to contribute such additional capital). In the event that Experian elects not to contribute its proportionate share of additional capital after the Adjustment Date as requested (the “Requested Amount”), FAREISI shall have the right, but not the obligation, to contribute to the Company for its own account as an additional capital contribution the Requested Amount. Experian shall not be considered in breach of this Agreement as a result of its election not to contribute the Requested Amount. Nothing contained in this Section 4.04(b) shall abrogate Experian’s right to make a catch up Capital Contribution pursuant to Section 2.02(h).

(c) If any of the Members makes an additional contribution as provided in this Section 4.04 or if Experian makes a catch up Capital Contribution pursuant to Section 2.02(h), then each such Member shall receive a credit to its respective Capital Account in the amount of any additional capital which it has contributed to the Company. Except as provided in Section 4.04(a) and Section 2.02(g), immediately following such Capital Contributions, the Percentage Interests of the Members shall be adjusted by the Management Committee to reflect the new relative proportions of the Capital Accounts of the Members. Such adjustment shall be made by: first, adjusting the Capital Accounts of all of the Members to reflect the fair market value of the Company’s tangible and intangible assets (including goodwill) and shall include any unrealized income, gain, loss or deduction in Company assets immediately prior to the additional Capital Contributions; second, determining relative proportions of the Capital Accounts, taking into account the new Capital Contributions; and third, adjusting the Percentage Interests to reflect the relative portions of the Capital Accounts as so adjusted.

(d) In the event that the Experian Managers fail to consent pursuant to Section 4.03 hereof to any acquisition described in clause (a) of such Section 4.03 that is proposed by FAREISI or the FAREISI Managers, FAREISI and its Affiliates (including, without limitation, First American or the Spin-off Successor, as the case may be) shall be free to pursue such proposed acquisition and neither the Company nor Experian nor its Affiliates shall have any right, claim or interest in or to any revenues resulting therefrom. In the event that the FAREISI Managers fail to consent pursuant to Section 4.03 hereof to any acquisition described in clause (a) of such Section 4.03 that is proposed by Experian or the Experian Managers, Experian and its Affiliates shall be free to pursue such proposed acquisition and neither the Company nor FAREISI shall have any right, claim or interest in or to any revenues resulting therefrom. In the event that the Company fails to diligently pursue any acquisition described in clause (a) of Section 4.03 that is approved by the Management Committee in accordance with the terms of such Section 4.03, then the party that proposed (or the party whose Managers proposed) such acquisition to the Company shall be free to pursue such acquisition (so long as the Company’s failure to diligently pursue such acquisition is not attributable to such party’s actions) and neither the Company nor any other Member nor any of such Member’s Affiliates shall have any right, claim or interest in or to any revenues resulting therefrom.

4.05 Voluntary Loans. If, at any time or times hereafter, the Management Committee shall determine that additional financing is required by the Company to conduct its business and operations according to its ordinary and usual course of business or in connection with any acquisition described in clause (a) of Section 4.03 and approved by the Management Committee, the Management Committee may request that each of FAREISI and Experian make one or more loans on a voluntary basis to the Company (“Voluntary Loans”). The timing, terms and conditions of each such Voluntary Loan shall be subject to the approval of each of the parties hereto; provided that in no event shall any Voluntary Loan bear interest in excess of the Prime Rate and, if a Voluntary Loan is made by FAREISI and not Experian, the timing, terms and conditions of such Voluntary Loan shall be on an arm’s length basis and must be fair to the Company and all its Members from an economic perspective in light of all the facts and circumstances existing at the time such Voluntary Loan is made.

ARTICLE V

ALLOCATIONS OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS

5.01 Allocations of Net Profit and Net Loss. Subject to Section 5.02,

(a) Net Loss. Net Loss shall be allocated to the Members in proportion to their Percentage Interests. Notwithstanding the previous sentence, losses allocated to a Member shall not exceed the maximum amount of losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses in proportion to Percentage Interests, the amount of losses that would be allocated to such Member but for such allocation shall be allocated to the other Members to the extent that such allocations would not cause such other Members to have an Adjusted Capital Account Deficit and allocated among such other Members in proportion to their Percentage Interests. Any allocation of items of loss pursuant to this Section 5.01(a) shall be taken into account in computing subsequent allocations pursuant to this Article V, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to this Article V shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to this Article V if no reallocation of losses had occurred under this Section 5.01(a).

(b) Net Profit. Net Profit shall be allocated to the Members in proportion to their Percentage Interests.

5.02 Special Allocations. Notwithstanding Section 5.01, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations § 1.704-2(g)(2). Allocations pursuant to this Section 5.02(a) shall be made in proportion to the respective amounts required to be allocated to each Member under this Section 5.02(a). The items to be so allocated shall be determined in accordance with Regulations §s 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02(a) is intended to comply with the minimum gain chargeback requirement contained in Regulations § 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such Regulations and for purposes of this Section 5.02(a) only, each Member’s net increase in Company Minimum Gain shall be determined prior to any other allocations pursuant to this Article V with respect to such Fiscal Year and without regard to any net decrease in Company Minimum Gain during such Fiscal Year.

(b) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt, during any Fiscal Year, each member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to this Section 5.02(b) shall be made in proportion to the amounts required to be allocated to each Member under this Section 5.02(b). The items to be so allocated shall be determined in accordance with Regulations §s 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 5.02(b) is intended to comply with the minimum gain chargeback requirement contained in Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 5.02(b), each Member’s net decrease in Member Minimum Gain shall be determined prior to any other allocations pursuant to this Article V with respect to such Fiscal Year, other than allocations pursuant to Section 5.02(a).

(c) Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.02(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(c) were not in this Agreement. The foregoing provision is intended to comply with Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Regulations.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then each such Member shall be specially allocated items of income in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.02(d) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.02(d) were not in this Agreement.

(e) Nonrecourse Deductions. Any nonrecourse deductions (as defined in Regulations § 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their then respective Percentage Interests.

(f) Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations § 1.704-2(i).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations.

(h) Curative Allocations. It is the intent of the Members that, to the extent possible, the allocations set forth in the foregoing provisions of this Section 5.02 will be offset with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 5.02(h). Therefore, notwithstanding any other provision of this ARTICLE V (other than Section 5.02 hereof), the Management Committee shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Management Committee determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the allocations set forth in the foregoing provisions of this Section 5.02 were not part of this Agreement. In exercising its discretion under this Section 5.02(h), the Management Committee shall take into account future allocations under Sections 5.02(a) and 5.02(b) that, although not yet made, are likely to offset other allocations previously made under Sections 5.02(e) and 5.02(f).

5.03 Tax Incidents. It is intended that the Company will be treated as a pass-through entity for tax purposes. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss or deduction was allocated, separately or as part of Net Profits or Net Losses, pursuant to the preceding Sections of this ARTICLE V.

5.04 Code Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or any property owned by the Company at the time of any revaluation of the Company’s assets pursuant to Section 2.02(c), shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution or revaluation. Any elections or decisions relating to such allocations shall be made by the Management Committee in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Losses or other items or distributions pursuant to any provision of this Agreement.

5.05 Allocations of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon its respective Membership Interest at the close of such day.

5.06 Distributions by the Company.

(a) Subject to applicable law and any limitations contained elsewhere in this Agreement, the Management Committee (i) shall, at the time of any payment by the Members in respect of their income tax obligations attributable to their respective Membership Interests, distribute to each Member, based upon its then respective Percentage Interests, such Member’s Tax Allowance Amount and (ii) may, in its sole discretion, elect from time to time to otherwise distribute Distributable Cash to the Members; provided that:

(1) with respect to each fiscal quarter ending prior to 12:01 A.M. on January 1, 2010 (the “Covered Period”), to the extent that such distribution would not leave the Company and its subsidiaries (other than First Advantage) with an aggregate cash balance of less than $30,000,000, the Management Committee shall distribute for each such quarter an amount equal to not less than the sum of: (I) 67% of the difference of (A) Net Profits after subtracting the Company’s equity in the earnings of First Advantage and after subtracting the net profits of CoreLogic (to the extent otherwise included in Net Profits), plus any dividends paid by First Advantage and CoreLogic to the Company for the applicable year minus (B) any distribution made pursuant to subsection (a), clause (i) of this Section 5.06 for such year and (II) 67% of the net profits of CoreLogic (to the extent otherwise included in Net Profits);

(2) during the Covered Period, promptly following any distributions made pursuant to clause (1) of this proviso, the Management Committee shall distribute any cash held by the Company in excess of $100,000,000; provided that for purposes of calculating cash held by the Company, cash held by the Company and its subsidiaries (other than First Advantage) shall be deemed cash held by the Company; and

(3) for each fiscal quarter of the Company commencing with the fiscal quarter ending March 31, 2010 and ending with the fiscal quarter ending December 31, 2010, the Management Committee shall distribute to FAREISI, $16,844,800, and to Experian,

$4,211,200; provided, however, that Experian’s right to receive future Distributable Cash pursuant to this clause (3) during the fiscal year of the Company ending on December 31, 2010 shall terminate as to distributions for future fiscal quarters on a Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be; provided, further, however, that if a Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, occurs on a day that is not the last day of a fiscal quarter of the Company, Experian shall be entitled to receive the product of $4,211,200 and a fraction, the numerator of which is the number of days elapsed from and including the first day of the fiscal quarter during which the Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, occurs to but excluding such Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, and the denominator of which is the number of days during such fiscal quarter.

If an Entity ceases to be a subsidiary of the Company or ceases to be an Entity in which the Company maintains an equity interest, in each case other than on the last day of a period for which distributions are to be made by the Company, the income and loss of such Entity or the Company’s equity in the income and loss of such Entity shall be included in the determination of “Net Profits” for such period through the last date such Entity was a subsidiary of the Company or the last date on which the Company maintained an equity interest in such Entity.

If neither the Put Option nor the Call Option has been exercised by December 31, 2010, the parties (which for this purpose will also include First American or the Spin-off Successor, as the case may be) will negotiate in good faith to determine the formula or method by which distributions over and above tax distributions (contemplated by Section 5.06(a)(i) or otherwise) will be made by the Company; it being understood and agreed that it is the intent of the parties that the Company makes distributions of its cash flow in excess of its working capital needs and other cash needs, including, without limitation, adequate reserves for reasonable future contingencies and acquisitions, based upon an agreed formula or method of determination.

(b) All distributions, other than pursuant to Section 5.06(a)(3) and/or Section 8.06, shall be made to the Members in proportion to their Percentage Interests. Except as otherwise provided pursuant to Section 5.06(a)(3), all such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Membership Interests in respect of which such distributions are made on the actual date of distribution.

5.07 Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as provided in Article VIII, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

5.08 Restriction on Distributions.

(a) Except for distributions to the Members in accordance with Section 5.06(a)(i), no distribution shall be made if, after giving effect to the distribution:

(i) The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii) The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

(b) The Management Committee may base a determination that a distribution is not prohibited on any of the following:

(i) Financial statements prepared in accordance with GAAP;

(ii) A fair valuation; or

(iii) Any other method that is reasonable in the circumstances.

5.09 Return of Distributions. Members who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

5.10 Withholding Taxes.

(a) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution of Distributable Cash pursuant to the relevant clause of Section 5.1 with respect to such Member’s Membership Interest to the extent that such Member (or any successor to such Member’s Membership Interest) would have received a distribution but for such withholding. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Management Committee shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. Any withholdings by the Company referred to in this Section 5.10(a) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Management Committee shall have received an opinion of counsel or other evidence, satisfactory to the Management Committee, to the effect that a lower rate is applicable, or that no withholding is applicable.

(b) Withholding from Distributions of Property. If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount required to be withheld.

(c) Withholding from Distributions to the Company. In the event that the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and each Member shall be deemed to have received as a distribution of Distributable Cash pursuant to the relevant clause of Section 5.06 the portion of such amount that is attributable to such Member’s Membership Interest as equitably determined by the Management Committee.

(d) Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for United States federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s gross negligence, willful misconduct or bad faith) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

ARTICLE VI

MEMBERSHIP INTEREST TRANSFER RESTRICTIONS

6.01 Transfer Restrictions. EXCEPT FOR TRANSFERS REQUIRED IN CONNECTION WITH THE EXERCISE AND CLOSING OF THE CALL OPTION AND/OR THE PUT OPTION AND FOR TRANSFERS PERMITTED PURSUANT TO THIS ARTICLE VI, EACH MEMBER AGREES THAT IT WILL NOT IN ANY WAY, DIRECTLY OR INDIRECTLY, TRANSFER ITS MEMBERSHIP INTEREST (WHETHER NOW OWNED OR HEREAFTER ACQUIRED), OR ANY RIGHT OR INTEREST THEREIN, WHETHER VOLUNTARILY OR BY OPERATION OF LAW.

6.02 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall Transfer all or any part of its Membership Interest: (i) without compliance with all federal and state securities laws, and (ii) if the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B).

6.03 Void Transfer. Any purported Transfer of any Member’s Membership Interest in violation of Sections 6.01 and 6.02 shall be void and the Company shall not give effect to any such purported transfer or recognize any such purported transferee. In the event of any such purported Transfer, the Company shall continue to recognize as a Member only those persons whose names appear in the records of the Company.

6.04 Permitted Transfers.

(a) Notwithstanding anything to the contrary contained in this Article VI, any Member may effect a Transfer upon the terms and conditions of this Section 6.04 set forth below (each a “Permitted Transfer” and each transferee thereof, a “Permitted Transferee”).

(b) The Membership Interest of any Member may be Transferred to any other Member, subject to compliance with Section 6.02, and without the prior written consent of the other Members or the Management Committee. The Membership Interest held by FAREISI may be Transferred to the Spin-off Successor or an Affiliate thereof; provided that any such transferee agrees in writing to be bound by the terms and conditions of this Agreement and the JV Agreement which were applicable to FAREISI prior to such transfer.

(c) If any Member desires to sell all or any part of its Membership Interest (other than pursuant to Section 6.04(b)) and (i) is not otherwise prohibited from doing so under this Section 6.04 and (ii) identifies a proposed transferee that is willing to purchase all or part of such Membership Interest for cash (a “Proposed Transferee”), such Member shall first offer to sell the Offered Interest to the other Members (the “Offer”) by giving the other Members written notice thereof (an “Offer Notice”) specifying (A) the identity of the Proposed Transferee, (B) the Membership Interest offered (the “Offered Interest”), (C) the price at which the Proposed Transferee is willing to purchase the Offered Interest (the “Offering Price”) and (D) any other terms of the Offer (the “Offer Terms”). Following its receipt of an Offer Notice, each Member shall have a ten (10) day period during which it may elect to accept the Offer and acquire all or a portion of the Offered Interest at the Offering Price and upon the Offer Terms. The failure of any Member to deliver a written election notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Offered Interest. Each Member so electing to acquire shall be entitled to purchase a portion of the Offered Interest in the same proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the Offered Interest. In the event any Member elects to purchase none or less than all of its pro rata share of the Offered Interest, then each other Member can elect to purchase any such remaining portion of the Offered Interest in the same proportion that the Percentage Interest of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the remaining portion of the Offered Interest.

(d) In the event the other Members elect not to purchase or obtain all of the Offered Interest (an “Offer Rejection”), the transferring Member shall be free, subject to compliance with the tag-along provisions of Section 6.04(e) below, if applicable, to sell the Offered Interest to the Permitted Transferee at the Offering Price and upon the Offer Terms. If such sale is not consummated at the Offering Price and upon the Offer Terms within sixty (60) days from the date of the Offer Rejection, then the provisions of Section 6.04(c) shall once again apply.

(e) In the event that FAREISI proposes to effect a Permitted Transfer of all or any part of its Membership Interest pursuant to Section 6.04(d) above, FAREISI shall promptly give written notice (such notice, a “Transfer Notice”) thereof to Experian setting forth the name of, and the portion of its Membership Interest to be purchased by, the Permitted Transferee, the purchase price of the Membership Interest to be sold, any other significant terms of such sale and the date such proposed sale will be consummated. Experian shall have the right, exercisable upon irrevocable written notice to FAREISI within ten (10) days after receipt of a Transfer Notice, to participate in such sale on the same terms and conditions as set forth in the Transfer Notice and to sell all or any portion of its Membership Interest. Experian shall effect its participation in the sale by delivering on the date scheduled for such sale to FAREISI for delivery to the Permitted Transferee one or more certificates, if any, representing the Membership Interest which Experian desires to sell in accordance with this Section 6.04(e) and/or any other duly executed instruments of transfer necessary to effect the transfer of its Membership Interest. Such certificate or certificates and/or instruments of transfer delivered by Experian to FAREISI shall be delivered on such date to such Permitted Transferee in consummation of the sale of Experian’s Membership Interest pursuant to the terms and conditions specified in the Transfer Notice, and FAREISI shall concurrently therewith remit to Experian that portion of the sale proceeds or other consideration to which Experian is entitled by reason of its participation in such sale. FAREISI’s sale of all or any portion of its Membership Interest shall be effected on the terms and conditions set forth in the applicable Transfer Notice. In no event shall FAREISI receive special consideration in such sale. The exercise or non-exercise of the rights of Experian hereunder to participate in one or more sales of a Membership Interest made by FAREISI shall not adversely affect its right to participate in subsequent sales of any Membership Interest subject to this Section 6.04.

6.05 Third-Party Offers. Notwithstanding anything to the contrary contained in this Article VI, in the event that an offer is made by an unrelated third-party to purchase the entire Company (a “Third-Party Offer”) and such Third-Party Offer is acceptable to FAREISI, then FAREISI shall first offer to sell 100% of its Membership Interests to Experian by giving Experian written notice thereof specifying the terms of the Third-Party Offer upon which FAREISI is willing to sell its Membership Interest (the “Third-Party Terms”). Following its receipt of such notice pursuant to this Section 6.05, Experian shall have a thirty (30) day period during which it may elect to acquire all of the Membership Interest of FAREISI upon the Third-Party Terms. In the event that Experian rejects the offer of FAREISI hereunder or fails to deliver a written notice accepting such offer within the applicable period, (a) FAREISI shall be free to sell its Membership Interest to such third-party purchaser upon the Third-Party Terms and (b) Experian shall be obligated to sell its Membership Interest to such third-party purchaser upon the Third-Party Terms and otherwise upon terms no less favorable than those given by the third-party purchaser to FAREISI (pro rata based upon the relative size of the Membership Interest of Experian vis-à-vis the Membership Interest of FAREISI) unless the closing of such Third Party Offer occurs on or prior to December 31, 2010, or if notice of the Third-Party Offer is delivered after exercise of the Put Option or the Call Option, in which case Experian shall be obligated to sell its Membership Interest to such third-party purchaser, at Experian’s written election, either upon (x) the Third-Party Terms and otherwise upon terms no less favorable than those given by the third-party purchaser to FAREISI (pro rata based upon the relative size of the Membership Interest of Experian vis-à-vis the Membership Interest of FAREISI) or (y) for the then applicable Put Price (pursuant to the JV Agreement, and including any interest, fees, expenses or other amounts due thereunder) plus all accrued and unpaid distributions (together with all accrued and unpaid management services fee payable to Experian pursuant to Article II of the JV Agreement) payable in cash, as if such sale were the closing of the Put Option.

6.06 Special Sale Right. Notwithstanding anything to the contrary contained in this Article VI, if the Put Option, the Special Put Option or the Call Option is exercised, and Experian does not receive the full amount of the Put Price or the Call Price within nine months of the Put Closing Date, the Special Put Closing Date, the Accelerated Put Closing Date, the Call Closing Date or the Accelerated Call Closing Date, as applicable, Experian shall have the right at the end of such nine month period, exercisable by delivery of written notice to the Company and the other Members to conduct a process to sell the Company upon commercially reasonable terms (which may include a break up fee payable by FAREISI to the Person or Persons making the Third-Party Offer in an amount up to three percent (3%) of the aggregate consideration described in the Third-Party Offer (a “Break-up Fee”)), and the other Members shall cooperate and cause their officers, employees and agents, and the officers, employees and agents of the Company to cooperate in such sale process. In the event that such sale process results in a Third Party Offer, and such Third-Party Offer is acceptable to Experian, then Experian shall give FAREISI written notice thereof specifying the Third Party Terms (the “Experian Special Sale Notice”). At any time not less than fifteen (15) days after the delivery of such notice, (a) Experian shall be free to sell its Membership Interest to such third-party purchaser upon the Third-Party Terms and (b) FAREISI shall be obligated to sell its Membership Interest to such third-party purchaser upon the Third-Party Terms; provided, that notwithstanding anything herein to the contrary, the aggregate proceeds of such transaction shall be paid (i) first, to Experian until it has received an aggregate amount an amount equal to the Put Price or the Call Price (plus all interest, fees and expenses due in connection therewith pursuant to the JV Agreement) plus the reasonable expenses incurred by Experian in the sale process and in the negotiation, execution and consummation of such transaction (“Experian Transaction Expenses”) and (ii) second, to FAREISI. Experian’s rights pursuant to this Section 6.06 shall terminate at such time as it has received the full amount of the Put Price or the Call Price, together with all interest, fees, costs, expenses owed to it in connection therewith pursuant to the JV Agreement and all Experian Transaction Expenses and First American or the Spin-off Successor, as the case may be, shall have paid, or caused the Company or one of their Affiliates to have paid, to the Person or Persons making the Third-Party Offer referenced in the Experian Special Sale Notice any Break-up Fee included in such Third Party Offer.

ARTICLE VII

BUSINESS OPPORTUNITIES

7.01. Business Opportunities.

(a) If the Company becomes aware of any Company Development Opportunity prior to the exercise of the Put Option or the Call Option, the Management Committee will give due consideration to the desirability of pursuing such Company Development Opportunity. Except as provided in Section 7.01(c), if the Company does not promptly pursue such Company Development Opportunity, each of the Members and their respective Affiliates shall be free to pursue such Company Development Opportunity and the Company shall not have any right, claim or interest in or to any revenues or assets resulting therefrom.

(b) Should any Member or any of its Affiliates discover, develop or be offered a Company Development Opportunity prior to the exercise of the Put Option or the Call Option, such Person will first offer such Company Development Opportunity to the Company. Except as provided in Section 7.01(c), if the Management Committee does not promptly pursue such Company Development Opportunity, then the Person discovering, developing or being offered such Company Development Opportunity and its Affiliates shall be free to pursue such Company Development Opportunity and neither the Company nor any other Member shall have any right, claim or interest in or to any revenues or assets resulting therefrom.

(c) Notwithstanding anything in Sections 7.01(a) and 7.01(b) to the contrary, prior to the exercise of the Put Option or the Call Option, neither FAREISI nor any of its Affiliates shall be free to pursue any Company Development Opportunity offered to but not promptly pursued by the Company if (i) such Company Development Opportunity was offered to the Company by FAREISI or any of its Affiliates and (ii) the Experian Managers voted to pursue such Company Development Opportunity. Notwithstanding anything in Sections 7.01(a) and 7.01(b) to the contrary, prior to the exercise of the Put Option or the Call Option, neither Experian nor any of its Affiliates shall be free to pursue any Company Development Opportunity offered to but not promptly pursued by the Company if (i) such Company Development Opportunity was offered to the Company by Experian or any of its Affiliates and (ii) the FAREISI Managers voted to pursue such Company Development Opportunity.

(d) The provisions of this Section 7.01 shall terminate and be of no further force or effect after the exercise of the Put Option or the Call Option.

ARTICLE VIII

CONSEQUENCES OF DISSOLUTION EVENTS;

TERMINATION OF MEMBERSHIP INTEREST

8.01 Dissolution Event. Upon the occurrence of a Dissolution Event, the Company shall dissolve unless the remaining Members (“Remaining Members”) holding a majority of the Percentage Interests which all Remaining Members hold, consent within ninety (90) days of the Dissolution Event to the continuation of the business of the Company. If the requisite majority of the Remaining Members consents to the continuation of the business of the Company, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Member whose actions or conduct resulted in the Dissolution Event (“Former Member”) or such Former Member’s legal representative shall sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this Article VIII.

8.02 Withdrawal. Notwithstanding Section 8.01, upon the termination of a Member’s Membership Interest in accordance with Section 3.03, such Member shall be treated as a Former Member, and, unless the Company is to dissolve, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Former Member shall sell, the Former Member’s Interest as provided in this Article VIII.

8.03 Purchase Price. The purchase price for the Former Member’s Membership Interest shall be calculated using the formula for determining the Put Price and shall be paid in cash.

8.04 Notice of Intent to Purchase. Within thirty (30) days after the Management Committee has notified the Remaining Members as to the purchase price of the Former Member’s Interest determined in accordance with Section 8.03, each Remaining Member shall notify the Management Committee in writing of its desire to purchase all or a portion of the Former Member’s Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of such Member not to purchase any of the Former Member’s Interest. Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member’s Interest in the same proportion that the Percentage Interest of the Remaining Member bears to the aggregate of the Percentage Interests of all of the Remaining Members electing to purchase the Former Member’s Interest.

8.05 Purchase Pro Rata. If any Remaining Member elects to purchase none or less than all of its pro rata share of the Former Member’s Interest, then each other Remaining Member may elect to purchase any such remaining portion of the Former Member’s Interest in the same proportion that the Percentage Interest of such Remaining Member bears to the aggregate of the Percentage Interests of all of the Remaining Members electing to so purchase the remaining portion of the Former Member’s Interest. If the Remaining Members fail to purchase the entire Membership Interest of the Former Member, the Company shall purchase any remaining share of the Former Member’s Interest.

8.06 Winding Up the Company. If, upon the occurrence of a Dissolution Event, the requisite majority of the Remaining Members fails to consent to the continuation of the business of the Company, the Management Committee shall promptly notify the Members of such dissolution and shall wind up the affairs of the Company and liquidate the Company assets. Such winding up and liquidation shall be accomplished as soon as practicable giving due regard to the prudent liquidation of the Company’s assets in such a manner as to preserve the value of the Company’s assets to the extent that the Management Committee deems practicable. Distributions made with respect to the liquidation of the Company shall be made to the Members no later than ninety days following completion of the liquidation. The proceeds of such liquidation shall be paid in the following order:

(a) First, in payment of the debts and liabilities of the Company and the expenses of liquidation;

(b) Then, to the establishment of such reserves as may be deemed reasonably necessary by the Management Committee for any contingent or unforeseen liabilities or obligations of the Company; and

(c) Then, after making all allocations required by Section 5.01, to Members, in proportion to the positive balance in the Members’ respective Capital Accounts after satisfaction of each Member’s obligation to the Company.

8.07 Final Statement. Each of the Members shall be furnished with a statement which shall set forth the assets and liabilities of the Company (as of the date of complete liquidation) and an accounting of the manner in which the assets of the Company were distributed.

ARTICLE IX

BOOKS AND RECORDS; TAX RETURNS; ACCESS BY MEMBERS

9.01 Company Books and Records. Proper and complete records and books of account of the Company business shall be kept by the Company under the supervision of the Management Committee and shall be audited by certified public accountants selected by the Management Committee. The financial books of the Company shall be maintained in accordance with GAAP.

9.02 Tax Returns.

(a) The Management Committee shall prepare or cause to be prepared all income and other tax returns of the Company and shall cause the same to be filed in a timely manner (including extensions). Not later than 90 days after the end of each Fiscal Year, the Management Committee shall deliver or cause to be delivered to each Member a copy of the Company tax returns and Schedule K-1 for the Company with respect to such Fiscal Year, together with such information with respect to the Company as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

(b) The Management Committee shall take any action on behalf of the Company required to cause the Company to be in compliance with any applicable governmental regulations. Tax allocations shall be made in accordance with Article V hereof. Each Member shall file its separate federal income tax returns in a manner consistent with the provisions of this Agreement and in accordance with applicable federal income tax law. The Members shall provide each other with copies of all correspondence or summaries of other communications with the Internal Revenue Service or U.S. Treasury regarding any aspect of items of Company income, gain, loss or deduction and no Member shall enter into settlement negotiations with the Internal Revenue Service or U.S. Treasury with respect to the federal income tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable written advance notice of such intended action to the other Members. The Management Committee shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other Members of discussions engaged in with, any federal, state, local or international taxing authority and shall provide the other Members with notices of all scheduled administrative proceedings, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Management Committee shall not take any action of any nature whatsoever including, without limitation, agreeing to extend the period of limitations for assessments, filing a petition or complaint in any court, filing a request for an administrative adjustment of Company items after any return has been filed, or entering into any settlement agreement with the Internal Revenue Service, the U.S. Treasury or any other federal, state, local or international taxing authority with respect to Company items of income, gain, loss or deduction, in any such case without first consulting each Member. The Management Committee may request extensions to file any tax return or statement without consulting with, but shall so inform, the

Members. The provisions of this Agreement regarding the Company’s tax returns shall survive the termination of the Company and the transfer of any Member’s Membership Interest and shall remain in effect for the period of time necessary to resolve any and all matters regarding the federal, state, local and international income taxation of the Company and items of Company income, gain, loss and deduction effecting such Members.

9.03 Inspection, Audit and Copies of Records. Each Member shall have the right to inspect, make a separate audit and make copies of the books and records of the Company. The Member exercising such right shall bear all expenses incurred in the exercise of these rights.

9.04 Access. Each Member shall have access at reasonable times and upon reasonable notice, without undue disruption of the business and operations of the Company, to such properties, employees, agents, representatives and information of the Company as it deems reasonably necessary in connection with the ownership of its Membership Interest.

ARTICLE X

MISCELLANEOUS

10.01 Specific Performance. Due to the fact that the parties hereto will be irreparably damaged in the event that this Agreement is not specifically enforced, in the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

10.02 Amendments and Modifications.

(a) Prior to the exercise of the Call Option or the Put Option, the provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only by the written consent of Experian and FAREISI. From and after the exercise of the Call Option or the Put Option, the provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, by the written consent of FAREISI acting alone and in its sole discretion; provided, however, until Experian has received the Call Price or the Put Price, as the case may be, no waiver, alteration, amendment, modification or repeal shall (i) affect Experian’s right to receive distributions from the Company pursuant to Section 5.06 (including, without limitation, the right to receive $4,211,200 for each quarterly period ending with the fiscal quarter ended December 31, 2010 in accordance Section 5.06(a)(3)) for periods prior to the closing of the Put Option or Call Option; (ii) increase the liabilities or expand the obligations (including, without limitation, the allocations for tax purposes described in Sections 5.01, 5.02, 5.03 and/or 5.04 but excluding tax liabilities to the extent compensated for by tax distributions) of Experian on a net basis; (iii) create new liabilities or obligations (excluding tax liabilities to the extent compensated for by tax distributions) for Experian on a net basis or (iv) amend or otherwise affect Experian’s rights pursuant this Section 10.02 or pursuant to any of Sections 6.06, 9.01 or 9.02. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the applicable Party or Parties.

(b) Notwithstanding anything herein to the contrary, if the Put Option or the Call Option is exercised, and Experian does not receive the full amount of the Put Price or the Call Price within five (5) Business Days of the Put Closing Date, the Special Put Closing Date, the Accelerated Put Closing Date, Call Closing Date or Accelerated Call Closing Date, as applicable, then Experian may, in its sole discretion and without the consent of any other Member, the Board of Managers or any other person, entity or governing body, adopt in writing amendments which it reasonably determines are necessary or appropriate to cause the management of the Company to be conducted in the manner provided pursuant to Article IV of the Existing Operating Agreement. Upon adoption of any such amendments, Experian shall provide prompt written notice to the Company and FAREISI. Any such amendments adopted by Experian shall remain effective until Experian has received the full amount of the Put Price or the Call Price (and all interest, fees, expenses and Experian Transaction Expenses payable in connection therewith pursuant to the terms of the JV Agreement or hereunder).

10.03 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

If to the Company:

c/o The First American Corporation

1 First American Way

Santa Ana, California 92707

Telephone: (714) 250-3000

Facsimile: (714) 250-6923

Attention: Chief Executive Officer

Attention: General Counsel

If to FAREISI or First American:

The First American Corporation

1 First American Way

Santa Ana, California 92707

Telephone: (714) 250-3000

Facsimile: (714) 250-6923

Attention: Chief Executive Officer

Attention: General Counsel

with a copy to:

White & Case LLP

633 West Fifth Street, 19th Floor

Los Angeles, California 90071

Telephone: (213) 620-7700

Facsimile: (213) 452-2329

Attention: Neil W. Rust

If to Experian:

Experian Information Solutions, Inc.

475 Anton Blvd.

Costa Mesa, California 92626-7036

Telephone: (714) 830-5331

Facsimile: (714) 830-2513

Attention: General Counsel

with a copy to:

Sonnenschein Nath & Rosenthal LLP

233 South Wacker Dr.

Suite 7800

Chicago, Illinois 60606

Telephone: (312) 876-8000

Facsimile: (312) 876-7934

Attention: Michael D. Rosenthal

or to such other Person or address as any party shall specify by notice in writing to each of the other parties hereto. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, two Business Days after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

10.04 Attorneys’ Fees. Should any litigation be commenced between the parties hereto concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees in such litigation.

10.05 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself and its successors and assigns, without further consideration, to execute and deliver such other instruments, documents and statements, and to take such other action, as may be required by law or as are necessary effectively to carry out the purposes of this Agreement.

10.06 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

10.07 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the internal laws of the State of California.

10.08 Successors. Subject to the restrictions against Transfer as herein contained, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of the parties hereto. Except as set forth in

Section 10.12 below, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

10.10 Entire Agreement. This Agreement and any agreements referred to herein (including, without limitation, the JV Agreement), constitutes the entire agreement of the parties pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

10.11 Confidentiality. Subject to the requirements of applicable law, each party shall maintain in confidence all information received from the Company and, except as may otherwise be expressly permitted by a separate written agreement, shall use such information only for the benefit of the Company, and shall not disclose any such information to any third party or make any unauthorized use thereof. Each party shall treat all such information with the same degree of care against disclosure or unauthorized use which it affords to its own confidential information. The obligation of confidentiality and non-use shall not apply to any information which (a) is or becomes generally available to the public through no fault of the receiving party, (b) is independently developed by the receiving party or (c) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC.

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Vice President

EXPERIAN INFORMATION SOLUTIONS, INC.

By:	/s/ Scott Leslie
Name:	Scott Leslie
Title:	Secretary

-Signature Page-

Amended and Restated Operating Agreement